Exhibit 10.2

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into as of October 9, 2001 by and between Labor Ready, Inc., a Washington corporation (the “Company”), and Richard L. King (“Mr. King”).

WHEREAS Mr. King was President and Chief Executive Officer of the Company from May, 2000 until September, 2001; and

WHEREAS, as a result of his experience with the Company and in previous positions, Mr. King has developed certain valuable knowledge and expertise; and

WHEREAS the Company wishes to retain the services of Mr. King in a consulting capacity, on the terms and conditions set forth below: and

WHEREAS King is willing to provide said services, on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Consultation Services. Mr. King agrees to provide consultation to the Company during the term of this Agreement. Such consultation shall consist of communicating with, providing information to, advising and assisting the Company’s executive officers, upon the reasonable request of such officers from time to time. Such communication shall be primarily by telephone, e-mail and fax. However, it is further contemplated that Mr. King may travel to the Company’s headquarters to the extent necessary from time to time. The Company understands that Mr. King may relocate from the Tacoma area and/or obtain other employment, and recognizes that his availability for communication with and travel to the Company may be thereby constrained. However, Mr. King agrees to make reasonable efforts to accommodate the Company so as to provide the services contemplated hereby.

2.

Consulting Fee. As consideration for Mr. King’s agreement to provide consultation as set forth herein, the Company shall pay Mr. King a fee (the “Consulting Fee”) in the total amount of Three Hundred Twenty Five Thousand Dollars ($325,000.00), payable in equal bi-weekly installments throughout the term hereof. In addition, the Company shall reimburse Mr. King for all reasonable travel, telephone, postage and other out-of-pocket expenses incurred by Mr. King in providing services to the Company hereunder.

3.	Term. The term of this Agreement shall be for twelve months, commencing October 1, 2001 and expiring September 30, 2002.

4.

Relationship of Parties. The parties intend that Mr. King shall be an independent contractor, and nothing herein shall be construed as an agreement for employment or any other relationship between the Company and Mr. King. Mr. King shall be responsible for all taxes and any other governmental assessments with respect to the Consulting Fee.

5.

Miscellaneous. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof, and may only be amended in writing. Both parties acknowledge they have had the opportunity to seek the advice of independent legal counsel with respect to this Agreement. This Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns; provided, however, that Mr. King shall not assign any obligations hereunder. In the event of any legal action arising in connection with this Agreement, the prevailing party shall be entitled to its reasonable costs and attorneys fees from the other party. This Agreement shall be governed by the laws of the State of Washington without regard to choice of law principles. Venue for any such action shall be limited exclusively to the Washington State Superior Courts for Pierce County, or the United States District Court for the Western District of Washington at Tacoma.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set forth above.

LABOR READY, INC.

By:
	Joseph P. Sambataro, Jr.	Richard L. King
President and Chief Executive Officer